UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 30, 2013

FLEXTRONICS INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in Its Charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 2 Changi South Lane, Singapore	486123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6876-9899

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On August 30, 2013, Flextronics International Ltd. (the “Company”), entered into a $600 million term loan agreement (the “Term Loan Agreement”) with The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent (the “Administrative Agent”), Lead Arranger and Bookrunner, and the other Lenders party thereto.  The Term Loan Agreement consists of a $600 million term loan facility.  On the same date, the Company borrowed the full amount under the term loan facility, which it used to repay the remaining outstanding loans under its 2007 term loan facility, which was scheduled to mature in October 2014, and under its Asia term loans, which were scheduled to mature in September 2013 and February 2014.  Within 180 days of the closing date, the Company is required to use the remainder of the borrowed funds to repay additional existing indebtedness.  The Term Loan Agreement matures on August 30, 2018.  The Term Loan Agreement permits the Company, at its option, to request an increase in the term loan facility and/or request a new tranche or tranches of term loans in an aggregate amount not to exceed $150 million.  Any increase or new incremental term loan facility would be on terms to be agreed among the Company, the Administrative Agent, and the lenders who agree to participate in the facility.

Borrowings under the Term Loan Agreement bear interest, at the Company’s option, either at (i) the greatest of (a) the prime rate in effect on such day as published in The Wall Street Journal, (b) the federal funds effective rate in effect on such day, plus 0.50% and (c) the LIBOR (the London Interbank Offered Rate) rate that would be calculated as of such day in respect of a proposed LIBOR loan with a one-month interest period, plus 1.0%; plus, in the case of each of clauses (a) through (c), an applicable margin ranging from 0.00% to 1.00%, based on the Company’s credit ratings (as determined by Standard & Poor’s Financial Services LLC and Moody’s Investors Service, Inc.) or (ii) LIBOR plus the applicable margin for LIBOR loans ranging between 1.00% and 2.00%, based on the Company’s credit ratings.

The Term Loan Agreement is unsecured, and contains customary restrictions on the ability of the Company and its subsidiaries to (i) incur certain debt, (ii) make certain investments, (iii) make certain acquisitions of other entities, (iv) incur liens, (v) dispose of assets, (vi) make non-cash distributions to shareholders, and (vii) engage in transactions with affiliates.  These covenants are subject to a number of significant exceptions and limitations. The Term Loan Agreement also requires that the Company maintain a maximum ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation and amortization), and a minimum interest coverage ratio, as defined, during the term of the Term Loan Agreement.  Borrowings under the Term Loan Agreement are guaranteed by certain of the Company’s subsidiaries.

The Term Loan Agreement also contains customary events of default.  If an event of default under the Term Loan Agreement occurs and is continuing, then the Administrative Agent shall, at the request of, or may, with the consent of, the required lenders, declare any outstanding obligations under the Term Loan Agreement to be immediately due and payable.  In addition, if an actual or deemed entry of an order for relief with respect to the Company is made under the United States bankruptcy code or comparable foreign law, then any outstanding obligations under the Term Loan Agreement will automatically become immediately due and payable.

The foregoing description of the Term Loan Agreement is not complete and is qualified in its entirety by reference to the full terms and conditions of the Term Loan Agreement, which is filed as Exhibit 10.01 to this Report on Form 8-K.

Some of the lenders under the Term Loan Agreement and/or their affiliates have from time to time performed and may in the future perform various commercial banking, investment banking and other financial advisory services for the Company and/or its subsidiaries in the ordinary course of business, for which they received or will receive customary fees and commissions.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit

10.01

Term Loan Agreement, dated as of August 30, 2013 among Flextronics International Ltd., as borrower, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent, Lead Arranger and Bookrunner, and the other Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXTRONICS INTERNATIONAL LTD.

Date:	September 4, 2013	By:	/s/ Christopher Collier
			Name:	Christopher Collier
			Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.01

Term Loan Agreement, dated as of August 30, 2013 among Flextronics International Ltd., as borrower, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent, Lead Arranger and Bookrunner, and the other Lenders party thereto.